EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-120264) and the Registration Statements on Form S-8 (No. 333-88513, No. 333-39016, No. 333-75230, No. 333-89886 and No. 333-110131) of DSL.net, Inc. of our reports dated March 22, 2005, relating to the financial statements and the financial statement schedule which appears in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Stamford, CT
March 22, 2005